DATA I/O CORPORATION

NOTICE OF 2013

ANNUAL MEETING

and

PROXY STATEMENT

DATA I/O CORPORATION

April 3, 2013

To Our Shareholders:

            You are cordially invited to attend the 2013 Annual Meeting of Data I/O Corporation, which will be held at Data I/O’s headquarters at 6464 185th Ave NE, Suite 101, Redmond, Washington 98052.  The meeting will begin at 2:00 p.m.  Pacific Daylight Time on Tuesday, May 21, 2013.

            Officers of Data I/O will be attending and will respond to questions after the meeting.  We will review the business operations of Data I/O for 2012 and the first quarter of 2013 and provide a business update.  Formal business will include the election of directors, ratification of the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors, an advisory vote on executive compensation and an advisory vote on the frequency of future advisory votes on executive compensation.

            Please read the proxy materials carefully.  Your vote is important.  Data I/O appreciates you considering and acting on the proposals presented.  I am looking forward to seeing you on May 21st or if you cannot attend, see our website at that time for meeting presentation materials.

                                                                        Sincerely,

                                                                        Anthony Ambrose

                                                                        President and Chief Executive Officer

DATA I/O CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 21, 2013

To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the “Company” or “Data I/O”) will be held at 2:00 p.m.  Pacific Daylight Time, on Tuesday, May 21, 2013, at Data I/O’s principal offices, 6464 185th Ave NE, Suite 101, Redmond, Washington 98052, for the following purposes:

(1)           Election of Directors:

To elect six directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director’s earlier death, resignation, or removal.

(2)           Ratification of Independent Auditors:

To ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2013.

(3)           Say on Pay – Advisory Vote on Executive Compensation:

                To consider and vote on an advisory resolution on the compensation of our named executive officers.

(4)           Say on Frequency – Advisory Vote on the Frequency of Advisory Votes on Executive Compensation:

               To consider and vote on an advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.

(5)           Other Business:

To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 21, 2013.  The proxy statement and annual report to security holders are also available at http://www.dataio.com/company/ investorrelations/annualmeeting.aspx.

The Board of Directors has fixed the close of business on March 22, 2013, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2013 Annual Meeting and any adjournment or postponement thereof.

                                                                                                                By Order of the Board of Directors

                                                                                                                /s/ Anthony Ambrose

                                                                                                                Anthony Ambrose

                                                                                                                President and Chief Executive Officer

Redmond, Washington

April 3, 2013

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience, or you may vote by the internet at http://www.investorvote.com/DAIO or by telephone at 1-800-658-8683, as provided in the instructions on the proxy card.  This will ensure the presence of a quorum at the meeting.  Promptly returning a signed and dated proxy card, or voting by the internet or by telephone, will save Data I/O the extra expense of additional solicitation.  Your proxy is revocable at your request any time before it is voted.  If you attend the meeting, you may vote in person if you wish even if you have previously returned your proxy card.  If you vote by mail, an addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

DATA I/O CORPORATION

6464 185th Ave NE, Suite 101

Redmond, Washington 98052

____________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2013

INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of Data I/O Corporation (the “Company” or “Data I/O”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 21, 2013, at 2:00 p.m.  Pacific Daylight Time at Data I/O’s principal offices, 6464 185th Ave NE, Suite 101, Redmond, Washington 98052, and at any adjournment of the meeting (the “Annual Meeting”).  Shareholders of record at the close of business on March 22, 2013 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting.  This Proxy Statement and a copy of Data I/O’s 2012 Annual Report to Shareholders are being mailed to shareholders on or about April 12, 2013.

A proxy card is enclosed for your use.  You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada, or you may vote by the internet at http://www.investorvote.com/DAIO, or by telephone at 1-800-652-8683, as provided in the instructions on the proxy card.  If you vote by the internet or by telephone, you do not need to mail back the proxy card.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked, will be voted in accordance with its instructions.  To vote on the election of directors, check the appropriate box under Proposal 1 on your proxy card.  You may (a) vote “FOR” all of the director nominees as a group, (b) “WITHOLD” authority to vote for all director nominees as a group, or (c) vote “FOR” all director nominees as a group except those nominees indicated to the contrary.  To vote on Proposal 2 to ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2013, check the appropriate box under Proposal 2 on your proxy card.  You may (a) vote “FOR” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, (b) vote “AGAINST” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, or (c) “ABSTAIN” from voting on the ratification of Grant Thornton LLP as Data I/O’s independent auditors.  To vote on Proposal 3, Say on Pay – Advisory Vote on Executive Compensation, you may vote (a) “FOR” the advisory resolution, (b) “AGAINST” the advisory resolution, or (c) “ABSTAIN” from voting on the advisory resolution on executive compensation.  To vote on Proposal 4, Say on Frequency – Advisory Vote on the Frequency of Advisory Votes on Executive Compensation, you may vote “FOR” (a) every year, (b) every two years, (c) every three years, or (d) “ABSTAIN” from voting.

Proxies which are returned to Data I/O without instructions will be voted as recommended by the Board of Directors.  Any shareholder who returns a proxy may revoke it at any time prior to voting on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of Data I/O at Data I/O’s principal offices, (ii) executing and delivering to Data I/O another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of Data I/O are shares of common stock (the “Common Stock”).  As of the Record Date, there were 7,752,859 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting.  The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum for transacting business at the Annual Meeting.  Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum.  Under Washington law and Data I/O’s charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected directors.  Abstentions and broker non-votes will have no effect on the election of directors because they are not cast in favor of any particular candidate.

The proposal to ratify the continued appointment of Grant Thornton as Data I/O’s independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.  Abstentions and broker non-votes on the proposal will have no effect because approval of the proposal is based solely on the votes cast.

Say on Pay  – The advisory vote on the compensation of Data I/O’s named executive officers will be approved, if a quorum is present, if the number of votes cast in favor of the advisory resolution exceeds the number of votes cast against the advisory resolution.  Abstentions and broker non-votes on the advisory resolution will have no effect because approval of the advisory resolution is based solely on the votes cast.

Say on Frequency –  The advisory vote on the frequency of future advisory votes on the compensation of Data I/O’s named executive officers will be determined by the frequency alternative receiving the greatest number of votes—every year, every two years, or every three years.  You may vote ”FOR” holding future advisory votes on executive compensation every year, every two years, or every three years, or you may choose to abstain.  Abstentions and broker non-votes have no effect in determining the frequency alternative.

Proxies and ballots will be received and tabulated by Computershare Shareowner Services LLC, an independent business entity not affiliated with Data I/O.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want it to count in Proposal 1, the election of directors; Proposal 3, Say on Pay; and  Proposal 4, Say on Frequency.  Regulations no longer allow your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  If you hold your shares in street name and you do not instruct your bank or broker how to vote in the Proposal 1, election of directors; Proposal 3, Say on Pay; and Proposal 4, Say on Frequency, votes will not be cast on your behalf for these Proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2, ratification of the appointment of Data I/O’s independent auditors.  If you are a shareholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the Annual Meeting.

The Common Stock is traded on The NASDAQ Capital Market under the symbol “DAIO”.  The last sale price for the Common Stock, as reported by The NASDAQ Capital Market on March 22, 2013, was $1.50 per share.

Principal Holders of Data I/O’s Common Stock

The following table sets forth information for to all shareholders known by Data I/O to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 22, 2013.  Except as noted below, each person or entity has sole voting and investment powers with for the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership	(3)	Percent of Shares Outstanding
Reporting as a group: Singer Children’s Management Trust 212 Vaccaro Drive, Cresskill, NJ 07626	617,579	(1)	8.0%
and Lloyd I. Miller (Trust A-4) 222 Lakeview Avenue Suite 160-365 West Palm Beach, FL 33401
Penbrook Management, LLC AnKap Partners, L.P. AnKap, LLC; Robert S. Anderson, Ralph Kaplan Barbara Burke DiCostanzo Ward Anderson 570 Lexington Avenue, 12th Floor New York, NY 10022	563,250	(2)	7.3%

________

(1)        The holding shown is as of December 13, 2012, as reported by a group of  reporting persons including: Singer Children’s Management Trust “Singer Trust” and Lloyd I.  Miller III “Miller” on the most recent (dated December 19, 2012) Schedule 13D/A filed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934.  The Schedule 13D/A indicates that Singer Trust holds sole voting and dispositive power with respect to 314,154 shares.  Karen Singer filed this 13D/A, in her capacity as Trustee of the Singer Trust.  The Schedule 13D/A indicates that Miller may be deemed to beneficially own 303,425 shares through Trust A-4 and holds sole voting and dispositive power with respect to 303,425 shares.  Miller is the managing member of Milfam, LLC, the advisor to Trust A-4.  Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to beneficially own the shares owned by the other Reporting Persons.  The filing indicates that it shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Exchange Act, the beneficial owners of any shares he or it does not directly own.  Each of the Reporting Persons specifically disclaims beneficial ownership of the shares reported herein that he or she does not directly own.

(2)        The holding shown is as of  December 31, 2012 as jointly reported by Penbrook Management, LLC; AnKap Partners, L.P.; AnKap, LLC; Robert S.  Anderson; Ralph Kaplan; Barbara Burke DiCostanzo; and Ward Anderson, on the most recent (filed January 17, 2013) Schedule 13G/A filed pursuant to Rule 13d-1under the Securities Exchange Act of 1934.  The Schedule 13G/A indicates that Penbrook Management has sole dispositive power of 563,250 shares and disclaims beneficial ownership of them; AnKap Partners has sole voting power and dispositive power for 100,000 shares; AnKap, LLC has sole voting power and dispositive power for 100,000 shares and disclaims beneficial ownership of them; Robert S.  Anderson  has sole voting and dispositive power for 51,300 shares, shared voting power for 100,000 shares and shared dispositive power for 508,850 shares, with an aggregate amount of 560,150 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; Ralph Kaplan has shared voting power for 100,000 shares and shared dispositive power for 508,850 shares, with an aggregate amount of 508,850 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; Barbara Burke DiCostanzo has sole voting and dispositive power for 2,100 shares and shared voting power for 100,000 share and shared dispositive power for 508,850 shares; with an aggregate amount of 510,950 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; and Ward Anderson has sole voting and dispositive power for 1,000 shares and shared voting power for 0 shares and shared dispositive power for 463,250 shares, with an aggregate amount of 464,250 shares, however disclaiming beneficial ownership of these shares managed by Penbrook Management.

(3)         As of December 31, 2011, as reported by Nicusa Capital Partners, L.P.  on the most recent (dated February 22, 2012) Schedule 13G/A filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934.  The Schedule 13G/A indicates that Nicusa Capital Partners, L.P.  holds shared voting and dispositive power with respect to 889,817 shares.  Nicusa Capital Partners, L.P.  and Nicusa Investment Advisors, LLC (NIA) filed this 13G/A.  NIA serves as investment advisor to Nicusa Capital Partners, L.P.  and for the accounts of various third parties unaffiliated with Nicusa Capital Partners, L.P.  The statement pertains to all of the shares held by both Nicusa Capital Partners, L.P.  and the other accounts managed by NIA.   However, no holding is shown as of 12/31/2012, as inquiries to the firm’s management provided information that Nicusa Capital Partners, L.P.  was no longer a five percent holder.

Directors’ and Officers’ Share Ownership

The following table indicates ownership of Data I/O’s Common Stock by each director of Data I/O, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 22, 2013.  Data I/O is not aware of any family relationships between any director, director nominee or executive officer of Data I/O.

	Amount and Nature of		Percent of Shares
Name	Beneficial Ownership		Outstanding

Anthony Ambrose	116,800	(1)	1.51%
Joel S. Hatlen	251,314	(2)	3.24%
Gordon B. Bluechel	77,991	(3)	1.01%
Douglas W. Brown	34,933	(4)	(10)
Kenneth B. Myer	19,100	(5)	(10)
Brian T. Crowley	5,750	(6)	(10)
Alan B. Howe	1,250	(7)	(10)
Mark J. Gallenberger	1,250	(8)	(10)

All current directors and executive officers as a group (8 persons)
	508,388	(9)	6.56%

(1)   Includes options to purchase 25,000 shares exercisable within 60 days.

(2)   Includes options to purchase 101,250 shares exercisable within 60 days.

(3)   Includes options to purchase 73,750 shares exercisable within 60 days.

(4)   Includes options to purchase 18,333 shares exercisable within 60 days.

(5)   Includes options to purchase 7,500 shares exercisable within 60 days.

(6)   Includes options to purchase 3,750 shares exercisable within 60 days.

(7)   Includes options to purchase 1,250 shares exercisable within 60 days.

(8)   Includes options to purchase 1,250 shares exercisable within 60 days.

(9)   Includes options to purchase 233,933 shares exercisable within 60 days.

(10) Less than 1 percent each.

Data I/O is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of Data I/O.

CORPORATE GOVERNANCE

Board Charters

The Board of Directors has adopted Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters.  All our charters are reviewed and updated periodically and the current versions are posted on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  All of these Charters are consistent with the applicable requirements of United States security laws and our NASDAQ listing standards.

Code of Ethics

Our Code of Ethics is posted on the corporate governance page of our website at www.dataio.com/company/corporategovernance.axp.  Data I/O’s Code of Ethics apply to all directors, officers and employees of Data I/O, including the named executive officers.  The key principles of the Code are to act legally, and with integrity in all work for Data I/O.  We will post any amendments to our Code of Ethics on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  In the unlikely event that the Board of Directors approves any waiver to the Code of Ethics for our executive officers or directors, information concerning such waiver will also be posted on our website.  In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of The NASDAQ Stock Market LLC.

Risk Oversight

Our Board of Directors consists of four independent directors, and two non-independent directors, our Chief Executive Officer and Mr. Myer.  Risk oversight is generally handled by our entire Board of Directors, although certain risk oversight areas such as internal control and compensation are handled by our Audit Committee and Compensation Committee, respectively.

Director Independence

Messrs. Crowley, Gallenberger, Howe and Brown are independent directors, as defined by applicable NASDAQ listing standards.  Mr. Myer served as a consultant to the company from February 2011 to October 2011 during which he received consulting fees of $123,750 and had been granted 5,000 stock options vesting over a one year period of which half vested and half were forfeited.  As a result of this compensation, Mr. Myer is not an independent director.  Mr. Ambrose, our Chief Executive Officer, is not an independent director.

Leadership Structure

Data I/O has separated our Chairman and Chief Executive Officer positions to emphasize the independent roles of the Chairman of our Board and the executive role of our Chief Executive Officer.  We believe this separation more clearly supports the Board of Director’s independence, as opposed to a structure that combines the Chairman and Chief Executive Officer roles.  Our current Chairman, Mr.  Brown (Chairman effective April 1, 2012) functions as our lead independent director and Mr. Ambrose is our Chief Executive Officer, President and Director.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the 2012 Annual Meeting, the shareholders elected five directors to serve until the next Annual Meeting or until such director’s successor has been qualified and elected or such director’s earlier death, resignation or removal.  As part of our Board succession planning, the Board increased the number of directors from five to six when Brian Crowley was appointed on June 5, 2012.  Effective January 31, 2013, Mr. Quist and Mr. Walker resigned as a continuing part of the Board succession planning, and Mr. Gallenberger and Mr. Howe were appointed as directors.  For the 2013 Annual Meeting the Board of Directors has approved the six nominees named below.  All the nominees are currently members of the Board of Directors.  Each of the nominees has indicated that they are willing and able to serve as directors.  However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Recommendation:  The Board of Directors recommends a vote FOR each of the director nominees.

Anthony Ambrose, age 51, was appointed to the Board of Directors and as President of Data I/O Corporation on October 25, 2012 and was appointed Chief Executive Officer (“CEO”) on November 14, 2013.  Prior to Data I/O, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm since 2011.  From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation, a leading provider of embedded wireless infrastructure solutions, where he led three product divisions and worldwide engineering.  At RadiSys, he established the telecom platform business and grew it to over $125M in annual revenues.  Until 2007, he was general manager and held several other progressively responsible positions at Intel Corporation, where he led development and marketing of standards based telecommunications platforms, and grew the industry standard server business to over $1B in revenues.  Mr. Ambrose has a Bachelors of Science in Engineering from Princeton University.

Mr. Ambrose has extensive semiconductor and mobile broadband networks industry operating experience.  He has significant executive experience in strategy development, business management, marketing, engineering and new product development.  His role as our President and CEO gives him knowledge as well as unique insight into our challenges, opportunities and operations that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Douglas W. Brown, age 56, has been a director of Data I/O since April 1, 2011.  Mr. Brown is the President and CEO of All Star Directories, Inc.  in Seattle, Washington a Web-based publisher of post-secondary online and career school directories, which he joined in 2005.  From 2003 to 2005, he provided governance and interim executive services, with engagements as President or Board member of venture backed clients.  From 1998 to 2003, he was a Board member of GoAhead Software and was appointed its President in 2001.  From 1993 to 1999, he was a President of a Seattle-area manufacturing company which became a Division of Leggett & Platt in 1996.  Prior to that time, he was the Chief Financial Officer (“CFO”) of Oculon and Seattle Silicon, and Executive Vice President, Finance and Operations at Phamis.  He started his career as a Certified Public Accountant at Arthur Young & Co, now Ernst & Young in Seattle.  Mr. Brown has a Bachelors degree in Business from University of Idaho.

Mr. Brown has extensive software, financial, CEO, CFO and board level experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Kenneth B. Myer,  age 55, was appointed a director of Data I/O effective March 8, 2012.  Mr. Myer has been a partner in Vantage Point LLC, a consulting firm providing executive leadership services, since December of 2011.  From December 2011 to August  2012, he also served as interim President and CEO of Yapta, the leading provider of travel price assurance solutions.  Since April 2010 Mr. Myer has also been a strategy consultant and interim executive to technology companies and has been an entrepreneur-in-residence at the University of Washington's Center for Commercialization, in Seattle, Washington.  From February 2011 to October 2011 he served as a consultant to Data I/O in the role of General Manager of the Azido Initiative, and from November 2006 to March 2010, he was President and CEO of the Washington Technology Industry Association (WTIA).  He served from 2005 to 2006 as Sr. Vice President of TeleSym, from 2002 to 2004 as co-founder and CEO of Interval Systems, and from 1999 to 2002 as Executive Vice President of Active Voice.  He previously spent 15 years with IBM in various executive positions with his last role being General Manger of the Northwest & Intermountain regions.  Mr. Myer has an Executive Masters of Business Administration degree and a Masters and Bachelors of Arts degree in Speech Communications from the University of Washington.

Mr. Myer has extensive sales, marketing, software industry, technology senior management and CEO level experience, as well as extensive experience as a director of various boards and in working with Data I/O’s team that the Board believes qualifies him to serve as a director of Data I/O.

Brian T. Crowley, age 52, was appointed a director of Data I/O effective June 5, 2012.  Since July 2003, Mr. Crowley has served as the President and CEO for BSquare Corporation (NASDAQ: BSQR) in Bellevue, Washington, the leading provider of embedded solutions, engineering services and production ready software products for the smart device market.  Previously, he had served as Vice President, Product Development since joining Bsquare in April 2002.  From April 1999 to December 2001, Mr. Crowley was with DataChannel, a developer of enterprise portals where he held executive positions including Vice President of Engineering and Vice President of Marketing.  From December 1997 to April 1999, he was Director of Development at Sequel Technology, a network solutions provider.  From 1986 to December 1997, he held various positions at Applied Microsystems Corporation, including Vice President and General Manager of the Motorola products and quality assurance divisions.  He serves as a director for BSquare Corporation and serves on the Western Washington University Business School Deans Advisory Board.  Mr. Crowley has a Bachelors of Science in Electrical Engineering from Arizona State University.

Mr. Crowley has experience as a CEO and public company director, as well as prior executive management experience in industries related to ours in product development, engineering, technology, and mergers and acquisitions that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Mark J. Gallenberger, age 49, was appointed a director of Data I/O effective January 31, 2013.  He has served as the Vice President, Chief Financial Officer and Treasurer of LTX-Credence Corporation (NASDAQ: LTXC), a manufacturer of semiconductor test equipment, which he joined in 2000.  For the six years prior, he was Vice President/Senior Manager with Ernst &Young (Cap Gemini) in their consulting practice, establishing the Deals & Acquisitions Group.  Previously, he held management and technical positions with Digital Equipment Corporation.  He has a Masters of Business Administration from Northwestern University and a Bachelors of Science – Electrical Engineering from Rochester Institute of Technology.

Mr. Gallenberger has extensive semiconductor equipment industry, mergers & acquisition, capital markets, engineering technical, financial, and CFO experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Alan B. Howe, age 51, has served as the Co-founder and Managing Partner of Broadband Initiatives LLC a boutique corporate advisory and consulting firm, since 2001.  Currently, he also has a consulting arrangement as Interim Chief Executive Officer at Sunrise Telecom, Inc.  since August 2012.  He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008.  He served as CFO and Vice President of Corporate Development for Teletrac, Inc.  from April 1995 to April 2001.  Previously, he held various executive management positions for Sprint PCS, and Manufacturers Hanover Trust Company.  He is currently a board member and Chairman for Selectica, Inc. (NASDAQ: SLTC) and has served on a number of private and public boards including most recently Chairman of Ditech Networks (NASDAQ: DITC).  He has a Masters of Business Administration from Indiana University and a Bachelors of Science – Business Administration and Marketing from University of Illinois.

Mr. Howe has extensive wireless, business development, financial, CEO, CFO and board level experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

THE BOARD OF DIRECTORS

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending an email or by sending a letter to Data I/O Corporation Board of Directors, c/o the Secretary, 6464 185th Ave NE, Suite 101, Redmond, WA 98052.  The Secretary will receive the correspondence and forward it to the Chairman of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

BOARD COMMITTEES

During the year ended December 31, 2012, there were nine meetings of the Board of Directors.  Each of the incumbent directors who was on the Board of Directors during 2012 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served during his term of service on the Board of Directors.  Data I/O does not have a policy requiring members of the Board of Directors to attend the Annual Meeting, although we typically encourage our Board of Directors to attend.  Mr. Hume and Mr. Brown attended our 2012 Annual Meeting and no other Director attended, as our Board of Directors did not have a meeting scheduled for that day.

The Board of Directors had three standing Committees during 2012:  the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee.  Each committee comprised solely of independent directors during 2012, as defined by applicable NASDAQ listing standards and the Sarbanes-Oxley Act of 2002, except for Mr. Myer on the Corporate Governance and Nominating Committee.  During 2012 and through the date of this Proxy Statement the committees were composed as shown in the following table:

Director M=member X= former member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Comments
Paul Gary	X	X	X	Retired 5/10/2012
William Walker	X – Chair to 1/31/13	X	X	Retired 1/31/2013
Steve Quist	X	X – Chair to 1/31/13	X	Retired 1/31/2013
Doug Brown	M – Chair on 1/31/13	M	M – Chair to 3/8/12	Chairman of the Board
Ken Myer			M – Chair on 3/8/12	Joined Board 3/8/2012
Brian Crowley	M	M– Chair on 1/31/13	M	Joined Board 6/5/2012
Alan Howe	M		M	Joined Board 1/31/2013
Mark Gallenberger		M	M	Joined Board 1/31/2013
Anthony Ambrose				Joined Board 10/25/2012, CEO

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, or “CGNC”, develops, recommends to the Board of Directors, and monitors a set of corporate governance principles applicable to Data I/O.  The CGNC seeks qualified candidates to serve on the Board of Directors, and until March 8, 2012 when the CGNC charter was amended, recommended them for the Board of Directors’ consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors.  The CGNC met nine times in 2012.  Under the current CGNC charter, as long as Mr. Myer is not an independent director and is on the CGNC, the CGNC continues to seek qualified candidates, but the CNGC may not recommend the director nominees to the Board of Directors.  Instead, director nominees are recommended for the Board's selection by a majority of the independent directors of the Board in a Board vote in which only independent directors participate.  The independent directors of the Board identify, evaluate, and recommend director nominees using the same methods employed by the CGNC, which are described in greater detail below.

Audit Committee

The Audit Committee appoints, oversees, evaluates, and engages independent certified public accountants for the ensuing year and approves the compensation and other terms of such engagement; reviews the scope of the audit; periodically reviews Data I/O’s program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of Data I/O.  Each member of the Audit Committee is an independent director, as defined by applicable NASDAQ listing standards and the Sarbanes-Oxley Act of 2002.  During 2012 and through the date of this Proxy statement, all Audit Committee members, including William R. Walker (until January 31, 2013), Douglas W. Brown, Steven M. Quist (until January 31, 2013), Brian T. Crowley (effective 6/5/2012), and Alan B. Howe (effective January 31, 2013) have been “audit committee financial experts” as defined by the applicable Securities and Exchange (“SEC”) rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met five times during 2012.  See the “Report of the Audit Committee” for additional information.

Compensation Committee

The Compensation Committee is composed entirely of independent directors, as defined by applicable NASDAQ listing standards.  The Compensation Committee is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Data I/O’s executive officers.  The Compensation Committee administers Data I/O’s long-term equity incentive plans.  The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs.  The Compensation Committee met four times during 2012.

As authorized by the Compensation Committee charter, the Compensation Committee may retain consultants or other advisors to assist in carrying out its responsibilities.  No compensation consultants were engaged for 2012, however Korn Ferry, retained by the Board for the President & CEO executive search, provided advice on the amount and form of compensation for the President and CEO  as part of the recruiting and negotiation process for hiring a new President and CEO.  The Compensation Committee has assessed the independence of Korn Ferry pursuant to SEC rules and concluded that Korn Ferry’s work does not raise any conflicts of interest.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee as part of its succession plan developed, and the Board has approved, Board Responsibilities and Director Recruitment Objectives, which further outline our directors roles and responsibilities and desired traits, characteristics, experience and criteria for selection.  The Corporate Governance and Nominating Committee, or the independent members of the Board of Directors, as applicable, in evaluating and determining whether to recommend a person as a candidate for election as a director consider, in light of the Board Responsibilities and Director Recruitment Objectives, the relevant management and/or technology industry experience of potential director candidates (such as experience as chief executive, operations or financial officer, or similar positions); business development, mergers and acquisitions experience, public/corporate board experience, diversity, knowledge of Data I/O; educational experience; commitment to maximizing shareholder value; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; shareholder input; and an absence of conflicts of interest with Data I/O.

Director Diversity

The Corporate Governance and Nominating Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The CGNC does not have a formal policy on Board diversity; however, the CGNC believes that it is important for Board members to represent diverse viewpoints.  In considering candidates for the Board, the CGNC considers the entirety of each candidate’s credentials in the context of these standards.  With respect to evaluating the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Corporate Governance and Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director.  The CGNC regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the CGNC considers various potential candidates for director which may come to the CGNC’s attention through current Board members, professional search firms, shareholders, or other persons and evaluates these candidates in light of the Board Responsibilities and Director Recruitment Objectives.  These candidates are evaluated at regular or special meetings of the CGNC, and may be considered at any point during the year.

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees” and in accordance with the procedures described below in “Shareholder Nominations and Proposals for the 2014 Annual Meeting of Shareholders.”  Following verification of the shareholder status of persons proposing candidates, the CGNC makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Data I/O Board of Directors before deciding to undertake a complete evaluation of the candidate.  If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the CGNC as part of its review.  Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the CGNC, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the CGNC.  For eligible shareholder nominees to be placed on the ballot for the 2013 Annual Meeting of Shareholders, shareholders were required to deliver nominations for proposed director nominees to Data I/O by February 9, 2012.  While no formal candidate nominations were made by shareholders for election at the 2013 Annual Meeting, candidates were identified and recommended by shareholders and included in the selection process for new nominations.  Mr. Brown, Mr. Myer and Mr. Crowley were initially identified by members of the Board of Directors and management.  Mr. Howe and Mr. Gallenberger were initially identified by discussions with significant shareholders and the Board.

Certain Relationships and Related Transactions

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving related party transactions as set forth in the Code of Ethics, which is posted on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  Under our Code of Ethics, our directors, officers and employees are expected to avoid conflicts of interest with Data I/O and are required to report any such conflicts of interest to our Chief Executive Officer or Chief Financial Officer, or to the Chair of our Audit Committee.  Our Audit Committee reviews all such transactions and relationships by our directors and executive officers that come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.  During 2012, no such transactions occurred.

BOARD COMPENSATION

Employee directors (Anthony Ambrose) do not receive additional compensation for serving on the Board of Directors.  During 2012,  non-employee directors received a cash retainer of $7,750 for each quarter of service.  Data I/O paid additional quarterly compensation to the non-employee directors who served as Chairman of the Board of Directors or as a Committee chair:  $3,750 for Chairman of the Board of Directors; $2,500 for Chairman of the Audit Committee; $2,000 for Chairman of the Compensation Committee; and $2,000 for Chairman of the Corporate Governance and Nominating Committee.  Effective for 2012, separate meeting and teleconference fees were eliminated and an equivalent amount was made part of the director cash retainer noted above to enhance additional communication at no cost to Data I/O.  Fees are prorated based on time served for changes in directors and assignments.

In addition, each non-employee Board of Directors member as of May 10, 2012, was granted a restricted stock award for 4,200 shares of Data I/O stock.  New non-employee members who join the Board of Directors are granted 15,000 nonqualified stock options as an initial grant.  The stock options are granted under the provisions and terms of the Amended and Restated 2000 Stock Compensation Incentive Plan (“2000 Plan”).  Data I/O also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to Data I/O.

At the January 25, 2012 Board of Directors meeting, the Board determined that, with the revised cash retainer amount, each Data I/O non-employee member of the Board of Directors will be required to achieve ownership of Data I/O stock at least equal to three times the annual director cash retainer fee based on Data I/O’s then current share price.  Non-employee directors have five years from their initial election or appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement include: shares owned; shared ownership (shares owned or held in trust by immediate family); and the gain amount from in-the-money vested options.  If the stock ownership target requirement has not been met by any non-employee director, until such time as such director reaches the target requirement, he or she will be required to retain any Data I/O shares issued by Data I/O to such director (other than those disposed of to pay for the exercise and associated taxes on those shares).  As of the Record Date, none of the current non-employee directors met the stock ownership target requirement, but all have from 3 to 5 years to meet the stock ownership target requirement.

At the February 24, 2011 meeting of the Board of Directors, the Board determined that the Chief Executive Officer (“CEO”) will be required to achieve ownership of Data I/O stock of at least two times the base pay of the CEO based on Data I/O’s then current share price.  The CEO has five years from appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement are the same as for the Board of Directors.  If the stock ownership target requirement has not been met by the CEO, until such time as the CEO reaches the requirement amount, he or she will be required to retain any Data I/O shares issued by Data I/O (other than those disposed of to pay for the exercise and associated taxes on those shares).  Because the CEO was recently appointed, as of the Record Date the CEO did not meet the stock ownership target requirement, but he has 5 years to meet the target stock ownership requirement.

DIRECTOR COMPENSATION

The following table shows compensation paid by Data I/O to non-employee directors during 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Paul A. Gary (1)(4)	14,907	-	-	-	-	-	14,907
Steven M. Quist (1)(2)(4)	39,000	11,823	-	-	-	-	50,823
William R. Walker (1)(2)(4)	41,000	11,823	-	-	-	-	52,823
Douglas W. Brown (1)(2)	43,723	11,823	-	-	-	-	55,546
Kenneth B. Myer (1)(2)(3)	31,821	11,823	22,434	-	-	-	66,078
Brian T. Crowley (1)(2)	17,629	-	17,876	-	-	-	35,505
Alan B. Howe (5)	-	-	-	-	-	-	-
Mark J. Gallenberger (5)	-	-	-	-	-	-	-

______________________________

(1)   Each outside director elected at the annual meeting in 2012 was awarded 4,200 shares of restricted stock with a fair value of $11,823 on May 10, 2012 vesting in one year or the next annual meeting, if earlier.  In addition, on being appointed a director, an initial option grant of 15,000 shares was made to Ken Myer on March 8, 2012 and Brian Crowley on June 5, 2012, with a 6 year life and 3 year quarterly vesting.

(2)   Each outside director had the following aggregate number of option awards outstanding at December 31, 2012:  Quist, 55,500; Walker, 55,500; Brown, 27,500; Myer, 17,500; and Crowley, 15,000.

(3)  Mr. Myer was appointed as a director effective March 8, 2012.  In connection with his previous consulting engagement with Data I/O during 2011, he received consulting fees of $123,750 and a February 24, 2011 grant of 5,000 options at a grant price of $5.975 per share, vesting quarterly over one year, with a life and exercise period of 3 years.  He vested in 2,500 of those options and forfeited 2,500 at the end of his engagement in October 2011.

(4)   Mr. Gary retired from the board and did not stand for election on May 10, 2012.      Mr.  Quist and Mr.  Walker retired January 31, 2013.

(5)   Mr. Howe and Mr. Gallenberger were appointed as directors January 31, 2013 and received no 2012 amounts as a director.  On being appointed a director, an initial option grant of 15,000 shares was made to Mr. Howe and Mr. Gallenberger on January 31, 2013, with a 6 year life and 3 year quarterly vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Data I/O’s directors, certain officers and persons who own more than ten percent (10%) of Data I/O’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Data I/O.  Reporting Persons are required by SEC regulations to furnish Data I/O with copies of all Section 16(a) reports.

To Data I/O’s knowledge, based solely on its review of copies of such reports furnished to Data I/O and representations that no other reports were required, all Section 16(a) filing requirements applicable to its Reporting Persons were complied with during 2012, except one Form 4 by Anthony Ambrose that was filed one day late for one purchase transaction.

Report of the Audit Committee

The Audit Committee oversees Data I/O’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  Audit Committee members are not professional accountants, or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors.  In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of Data I/O’s accounting principles and such other matters as are required to be discussed by PCAOB AU Section 380 with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Data I/O including the matters in the written disclosures and the letter provided by the independent auditors, as required by the applicable requirements of the Public Company Oversight Board for independent auditor communications with Audit Committees concerning independence, and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee selects and engages Data I/O’s independent auditors and discusses the overall scope and plans for their audits.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Data I/O’s internal controls, and the overall quality of Data I/O’s financial reporting.  The Committee held five meetings during 2012, which were attended by Data I/O’s independent auditors.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Data I/O’s Annual Report (Form 10-K) for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.  The Committee has selected Grant Thornton LLP as Data I/O’s auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Douglas W. Brown

Brian T. Crowley

Alan B. Howe

April 3, 2013

PRINCIPAL ACCOUNTANT’S FEES AND SERVICES

Audit Fees: Aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of Data I/O’s financial statements for each of the years ended December 31, 2012 and 2011 and for review of the financial statements included in each of Data I/O’s quarterly reports on Form 10-Q during each of the years ended December 31, 2012 and 2011, were approximately $190,749 and $189,655 respectively.

Audit Related Fees: Aggregate fees billed for the years ended December 31, 2012 and 2011 were $0 and $5,300 respectively for assurance and subsidiary related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of Data I/O’s financial statements that are not reported under the caption “Audit Fees” above, including accounting treatment consultations.

Tax Fees: No aggregate fees were billed to Data I/O for each of the years ended December 31, 2012 and 2011 for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, tax examination support, and tax planning.

All Other Fees: No aggregate fees were billed to Data I/O for each of the years ended December 31, 2012 and 2011 for all other products and services provided by Grant Thornton LLP that are not otherwise disclosed above.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, non-audit services, tax services and other services.  Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval.  In those circumstances, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting.  These additional approvals should be reported at the next scheduled Audit Committee meeting.

For 2012, all services provided by the independent auditors were pre-approved.

EXECUTIVE COMPENSATION

Elements of Our Company’s Compensation Plan

Annual executive officer compensation consists of the following elements which are described in more detail below:

•      Annual base salary;

•      Management Incentive Compensation Plan or “MICP”;

•      Long-term equity incentives;

•      Benefits; and

•      Perquisites and other perceived benefits.

It is the Compensation Committee’s policy to set total executive officer compensation at competitive levels based on compensation surveys with similar positions in similar sized companies and at levels sufficient to attract and retain a strong motivated leadership team.  Our philosophy for compensation of executive officers is based on the following two principles:

i.      Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

ii.     Variable compensation should be established to provide incentive to improve performance and shareholder value.

•   Annual Base Salary.  The Compensation Committee establishes a base salary structure for each executive officer position.  This structure defines the salary levels and the relationship of base salary to total cash compensation.  The Compensation Committee reviews the salary structure periodically.  On July 1, 2011 base salary adjustments were made for all executive officers and employees.  On July 1, 2012, base salary adjustments were made for executive officers and employees, other than Mr. Hume, Data I/O’s then current President and CEO, who had entered into a separation agreement on March 1, 2012.

•   MICP.  The MICP offers each executive officer a performance-based opportunity to earn the variable component of annual cash compensation in an amount tied to a percentage of the executive officer’s base salary.  The Compensation Committee’s philosophy in setting executive MICP percentages and the formulas for MICP payout is to pay above average total compensation for better than average historical or expected financial performance and below average compensation for lower than or  average historical or expected financial performance.  The percentages of base salary targeted for MICP payout (“the MICP Target”) for specific executive officers for a given year are generally the same as the previous year, but can be changed by the Compensation Committee on an annual basis.  The 2011 and 2012 MICP Target percentages for our executive officers were as follows:  Mr. Hume 50% of base salary; Mr. Hatlen 40% of base salary; and Mr. Bluechel 30% of base salary.  Mr. Ambrose was provided a signing bonus of $25,000 in lieu of 2012 MICP participation and 60% of base salary target percentage for 2013 MICP participation.

For 2011 and 2012, the Compensation Committee determined that it was critical to emphasize revenue, as measured by revenue growth percentage, along with profitability, as measured by operating profit as a percentage of revenue, as the critical measures for the MICP payout.  The Compensation Committee retains discretion to adjust the calculation of the two measures for changes outside normal business operations such as acquisitions or asset sales.  The measurement periods were quarterly with 15% of the incentive opportunity allocated to each quarter and 40% to annual results.  The MICP payout can range from 0% to 200% of each executive’s MICP Target.  If the maximum revenue growth and operating profit as percentage of revenue for the applicable year’s range matrix were achieved under the MICP measures, the Chief Executive Officer, Mr. Ambrose, would earn a cash bonus of 120% (Mr. Hume would have earned 100%) of his base salary; Mr. Hatlen would earn 80% of his base salary; and Mr. Bluechel would earn 60% of his base salary.

The Compensation Committee believes that for 2011 and 2012, these measures of key results for Data I/O have affected or will affect near-term and long-term shareholder value.  A greater or lesser percentage of MICP Target is to be paid based on Data I/O’s actual achievement of these measures with the payout target typically based on company financial plans aimed at being at approximately 100% or as the Board determines appropriate.  For 2011 the MICP payout was 39.2% of target.  For 2012 the MICP payout was 0% of target.

Data I/O Corporation 2012 MICP Variable Compensation Matrix
Range of Payouts (actual results interpolated) factor times 100%

2012 Revenue $M-YEAR	$ 25.4	$ 25.8	$ 26.2	$ 26.6	$ 27.0	$ 28.3	$ 29.6	$ 30.9	$ 32.2	$ 33.5	$ 34.8
% Rev Growth v. 2011Q/Y	-4.7%	-3.2%	-1.7%	-0.2%	1.3%	6.1%	11.0%	15.9%	20.8%	25.6%	30.5%
OP Inc as a % of Rev
23.9%	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8	1.9	2.0

21.9%	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8	1.9

19.9%	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8

17.9%	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7

15.9%	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6

13.9%	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5

11.9%	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4

9.9%	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3

8.4%	0.2	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2

6.9%	0.1	0.2	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1

5.4%	0.0	0.1	0.2	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0

0.0%	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

(The two matrix measures are:  Percentage Revenue Increase over 2011 and Operating Profit as a Percentage of Revenue)

Data I/O Corporation 2011 MICP Variable Compensation Matrix
Range of Payouts (actual results interpolated) factor times 100%

2011 Revenue $M-YEAR % Rev INC. over 2010 QTRLY	$26.4 0%	$26.7 1.2%	$27.1 2.7%	$27.5 4.2%	$27.9 5.7%	$28.3 7.1%	$29 9.9%	$30 13.7%	$31 17.4%	$32 21.2%	$33 25%
OP as a % of Rev
26.0%	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8	1.9	2.0

23.5%	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8	1.9

21.0%	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.8

18.5%	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6	1.7

16.0%	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5	1.6

13.5%	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3	1.4	1.5

11.0%	0.4	0.5	0.6	0.7	0.0	0.9	1.0	1.1	1.2	1.3	1.4

8.5%	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2	1.3

6.0%	0.2	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1	1.2

4.5%	0.1	0.2	0.3	0.4	0.5	0.6	0.7	0.8	0.9	1.0	1.1

0.0%	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

(The two matrix measures are:  Percentage Revenue Increase over 2010 and Operating Profit as a Percentage of Revenue)

The Compensation Committee determined that for 2013 it will be critical to emphasize returning to profitability and cash preservation, as well as completion of key development projects and corporate cost and spending objectives to deliver future new revenue and profitability.  They have established two measures, one for Financial Performance (“FP”) is based upon achievement of various levels of operating income as percentage of revenue.  The second for Product and Spending Performance (“PSP”) is based upon the completion of key development projects and corporate cost and spending objectives.  For 2013, only an annual measurement period will be used.  The Compensation Committee believes that for 2013, these measures of key results for Data I/O will affect near-term and long-term shareholder value.

•   Long-Term Equity Incentives.  The Compensation Committee approves grants under the Data I/O Corporation 2000 Plan (“the Plan”).  This is Data I/O’s only long-term incentive plan.  The primary purpose of the Plan is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time.  All new options or stock awards are granted under the 2000 Plan, except the inducement grant of options and restricted stock to Mr. Ambrose upon his employment as President and CEO, which were awarded under the terms of the 2000 Plan, but consisted of unregistered Data I/O shares as permitted for inducement grants.

Award Criteria

The Compensation Committee grants options or restricted stock awards based primarily on its perception of the executive’s ability to affect future shareholder value and secondarily on the competitive conditions in the market for highly-qualified executives who typically command compensation packages which include a significant equity incentive.  All options and restricted stock awards granted to our executive officers in 2011 and 2012 were based on these criteria.

Exercise Price

Historically, all options granted by Data I/O have been granted with an exercise price equal to the fair market value (an average of the day’s high and low selling price) of Data I/O’s Common Stock on the date of grant and, accordingly, will only have value if Data I/O’s stock price increases.  Options granted to employees are non-qualified.

Vesting and Exercise

Options and restricted stock awards granted to employees vest at a rate of 6.25% per quarter and have a six year term.  Options granted to non-employee Directors are also non-qualified options and vest quarterly over a three year period.  Restricted stock grants to non-employee Directors vest in one year or on the next annual meeting date, if earlier.  All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of Data I/O or in the advent in a change in control or at any other time at the discretion of the Compensation Committee.  All options granted to executive officers are issued in tandem with limited stock appreciation rights (“SARs”), which become exercisable only in the event of a change in control of Data I/O.  See “Change in Control and other Termination Arrangements.”

Award Process

The timing of our typical grant/award is typically determined well in advance, with approval at a scheduled meeting of our Board of Directors or its Compensation Committee with the grant date to be effective on the date of our next Annual Meeting of Shareholders.  The Annual Meeting of Shareholders does not coincide with any of our scheduled earning releases.  We do not anticipate option grants at other dates, except for grants to new employees based on their first date of employment or in specific circumstances approved by the Compensation Committee.  The grant date is established when the Compensation Committee approves the grant and all key terms have been determined.  If at the time of any planned option grant/award date any member of our Board of Directors or Executive Officers is aware of material non-public information, the Company would not generally make the planned stock option/award grant.  In such an event, as soon as practical after material information is made public, the Compensation Committee would authorize the delayed stock option grant.

•   Benefits.  Executive Officers of Data I/O are eligible for the same benefits as other Data I/O employees.  Data I/O has no defined benefit pension programs.  Data I/O has a 401(k) tax qualified retirement savings plan in which all U.S.  based employees, including U.S.  executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the IRS on a pre-tax basis.  Data I/O will match up to 4% of pay contributed.  Matching contributions in any year require employment on December 31, except in the case of retirement per the plan, and vest after three years of service credit.

•   Perquisites and Other Personal Benefits.  We believe perquisites are not conditioned upon performance, create divisions among employees, undermine morale, and are inconsistent with our compensation philosophy and policy of equitable treatment of all employees based upon their contribution to our business.  No executive officer received perquisites valued at $10,000 or more in 2011 or 2012, except in connection with his hiring and relocation Mr.  Ambrose was provided temporary living and relocation expenses of $5,746 in 2012 with a remaining relocation allowance of up to $51,754 available in 2013.

•   Individual Executive Officers’ Performance.  The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer.  This is done on the basis of a review by the President and Chief Executive Officer, evaluating the executive’s prior year performance against their individual job responsibilities and attainment of corporate objectives and Data I/O’s financial performance.  In developing executive compensation packages to recommend to the Compensation Committee, the President and Chief Executive Officer considers, in addition to each executive’s prior year performance, the executive’s long-term value to Data I/O, the executive’s pay relative to that for comparable surveyed jobs, the executive’s experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Compensation Committee then reviews the President and Chief Executive Officer’s recommendations for executive officers’ total compensation and approves final decisions on pay for each executive officer based on the President and Chief Executive Officer’s summary of the executive officers performance and on the other criteria and survey data described above.  In this process, the Compensation Committee consults with Data I/O’s President and Chief Executive Officer.

The base salary, total cash compensation, and long term equity incentive compensation for the President and CEO are reviewed annually by the Compensation Committee.  This review includes a written evaluation of the CEO’s performance for the previous year.  The Compensation Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year.  In addition to reviewing Data I/O’s financial performance for the prior year, the Committee reviewed compensation surveys for chief executive officers and the President and Chief Executive Officer’s individual performance, including development and execution of short- and long-term strategic objectives, Data I/O revenue growth and profitability, the achievement of which is expected to increase shareholder value.

The Compensation Committee determined the compensation package, including salary, bonus, MICP participation, stock option grants, restricted stock awards, and other benefits for Anthony Ambrose, President and Chief Executive Officer, based on the Committee’s perception of his qualifications for the position, his ability to affect future shareholder value, compensation surveys, advice from Korn Ferry, and the competitive conditions in the market.

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk.  The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•  Our long-term incentives in the form of stock options or restricted stock are at the discretion of the Compensation Committee and not formulaic.

•  Stock options become exercisable over a four year period and remain exercisable for up to six years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•  We balance short and long-term decision-making with the annual cash incentive program and stock options that vest over four years.

•  Because of the extent of the CEO and CFO’s direct stock ownership, they could lose significant wealth if Data I/O were exposed to inappropriate or unnecessary risks which in turn affected our stock price.

•  The metrics used in the MICP are measures the Committee believes drive shareholder value.  Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results.

•  In addition, the overall MICP incentive compensation cannot exceed two times the MICP Target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

Accounting and Tax Considerations of our Compensation Program

Options granted to employees are non-qualified options because of the more favorable tax treatment for Data I/O.   We are required to value granted stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A.  Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to covered employees (generally the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, whose compensation must be disclosed pursuant to rules and regulations under the Securities Exchange Act of 1934) exceeding $1million in any taxable year, unless the compensation is performance-based.  The Compensation Committee is aware of this limitation and believes that no compensation to be paid by Data I/O in 2013 will exceed the $1 million limitation, except possibly related to a change of control.

Change in Control and other Termination Arrangements

•   Change in Control Arrangements.  Data I/O has entered into agreements (the “Executive Agreements”) with Messrs.  Ambrose, Hume and Hatlen which entitle them to receive payments if they are terminated without cause or resign with good reason within specified periods before or after the occurrence of certain events deemed to involve a change in control of Data I/O.  Effective December 31, 2011, the Executive Agreements of Messrs. Hume and Hatlen were amended and restated and the term of the Executive Agreements was extended until December 31, 2014.  On March 1, 2012, Mr. Hume announced his retirement and entered into a Separation Agreement with Data I/O, which terminated his Executive Agreement and his eligibility for Data I/O’s severance policy.  The term of the Executive Agreement with Mr. Ambrose ends October 25, 2015.  The Executive Agreements ensure appropriate incentives are in place for Messrs. Ambrose and Hatlen to complete any change in control related transaction and transition and to comply with the provisions of Section 409A of the Internal Revenue Code.  The Executive Agreements state that the resulting additional severance will be calculated under the Executive Agreements based on Data I/O’s severance policy in place immediately preceding the date of a change in control (See: ”Other Termination Arrangements” below for current severance policy).  The Executive Agreements provide for continuation and vesting in Data I/O’s matching 401(k) contributions through the date of termination after a change in control and include a reimbursement allowance of $20,000 for outplacement services.  The Executive Agreements also have a transaction closing incentive of one half year’s annual salary for Messrs. Ambrose and Hatlen to encourage the consideration of all forms of strategic alternatives.

In order to better ensure appropriate incentives were in place for Mr. Bluechel and certain other key individuals to complete a change in control related transaction and transition, the Board of Directors at its October 22, 2008 meeting also approved the following change in control arrangements for Mr. Bluechel and certain other key individuals:

•         a change in control transition incentive of three month’s salary at the end of one year following a change in control or involuntary termination, whichever occurs first;

•         vesting of stock options on close of change in control transaction;

•         up to $10,000 in outplacement services on termination after a change in control;

•         continuation of and vesting in Data I/O’s matching 401(k) contribution through date of termination after change in control; and

•         severance based on Data I/O’s severance policy in place immediately preceding the date of a change in control.

Data I/O’s option grants and stock awards have been granted pursuant to the provisions of the 2000 Plan.  The Change in Control provision applicable to the 2000 Plan is as follows:

2000 Plan

The 2000 Plan allows for the granting of options and other restricted stock awards.  Subject to any different terms set forth in the award agreement, vesting of “qualifying” options and restricted stock awards may be affected by a Change in Control as described out in the table below.  A “Change in Control” is defined to include (i) a merger or consolidation of the Company in which more than 50% of the voting power of the Company’s outstanding stock after the transaction is owned by persons who are not shareholders immediately prior to such transaction, and (ii) the sale or transfer of all or substantially all of the Company’s assets.  A “qualifying” award is defined as an option or award that has been held for at least 180 days as of the Change of Control.  Qualifying Shares means common stock issued pursuant to a “qualifying” award which are subject to the right of Data I/O to repurchase some or all of such shares at the original purchase price (if any) upon the holder’s termination of services to Data I/O.

Treatment of Options on a Change in Control	Acceleration of Vesting
The outstanding options do not remain outstanding or are not assumed by the surviving entity or replaced with comparable options.	Subject to certain limitations, the vestings of “qualifying” options or awards are accelerated in full. The option will be exercisable in full prior to the effective date of the Change of Control.
The outstanding options remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable options.

Subject to certain limitations, the vesting of outstanding “qualifying” options and restricted stock awards will be accelerated to the extent of 25% of the unvested portion thereof. The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable award agreement.

The outstanding options remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable options, but the holder of a “qualifying” award is terminated involuntarily within 180 days of the Change of Control.

All options and other awards held by such person will be accelerated in full. The options are exercisable in full for a period of 90 days commencing on the effective date of the involuntary termination, or if shorter, the remaining term of the option.

There are no “qualifying” options outstanding at the effective time of the Change of Control, but there are Qualifying Shares

The vesting of all Qualifying Shares will be accelerated to the extent of 25% of the unvested portion thereof. The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable award agreement.

In 1983, Data I/O adopted a SAR Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of Data I/O a SAR with respect to certain options granted to these parties.  A SAR has been granted in tandem with each option granted to an executive officer of Data I/O.  SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of Data I/O (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Data I/O’s Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

•   Other Termination Arrangements.  Data I/O has a severance policy for U.S. employees that provides for severance payouts for terminations without cause based upon years of service.  The formula is 1 week of pay for each year of service up to 5 years; 1.25 weeks of pay for each year of service for those with 5 to 10 years of service; and 1.5 weeks of pay for each year of service for those with 10 or more years of service.  Mr. Ambrose, Mr. Hatlen and Mr. Bluechel had at March 22, 2013 approximately 0, 21 and 20 years of service, respectively.  Mr. Ambrose is entitled to a one year of base salary severance, except in the case of a change in control, as part of his employment arrangement.  Data I/O does not have a formal policy regarding executive severance but has generally provided an amount it believes is consistent with severance typically provided for executives in similar positions and with similar periods of service.

       On March 1, 2012, Mr. Hume announced his retirement and entered into a Separation Agreement with Data I/O.  To help the Company by remaining in his present positions and to assist in the CEO succession search and transition process, the Separation Agreement terms include: a release of claims; Mr. Hume agreeing to a 2 year non-competition and non-solicitation period; termination of his current Executive Agreement with Data I/O (see Change-in-Control Arrangements) and his rights under the Data I/O severance policy;  payments totaling $350,000, consisting of $50,000 paid upon signing the Separation Agreement, and contingent upon signing a release after retirement, four quarterly payments of $75,000 to be paid no later than March 15, 2013; and vesting in the 2012 MICP amount of $0,  determined as of his retirement date, with pro-rata calculations for time employed in 2012.

Change in Control and Other Termination Arrangements

	Termination without cause and Change in Control not applicable	Termination without cause and Change in Control applicable		Change in Control applicable without termination
Name (6)	Compensation (3)	Compensation (2)	Option/SAR/RSA Vesting (1)	Compensation (4)	Option/SAR/RSA Vesting (1)

Anthony Ambrose (5)	$310,000	$521,923	262,500	$155,000	262,500

Joel S. Hatlen	$125,394	$500,802	55,936	$103,500	55,936

Gordon B. Bluechel	$95,769	$147,269	43,046	$41,500	43,046

(1)   Maximum vesting on Change in Control as of March 22, 2013.

(2)   Represents the Data I/O standard employee severance, additional Executive/Employment Agreement severance, change in control transition/closing incentive, and outplacement expense reimbursement, as applicable as of March 22, 2013.

(3)   Minimum amount per Data I/O standard employee severance plan; no formal executive severance plan is in place as of March 12, 2013.  See (5) below for Mr. Ambrose.

(4)   Represents change in control transition/closing incentive as of March 22, 2013.

(5)   Mr. Ambrose entitled to a one year of base salary severance, except in the case of a change in control, as part of his employment arrangement.

(6)  Mr. Hume entered into a separation agreement in 2012 and has no remaining arrangements at March 22, 2013.  See Other Termination Arrangements above.

SUMMARY COMPENSATION TABLE

The following table shows compensation paid by Data I/O for services rendered during 2011 and 2012 to each of our named executive officers.

Name[1]	Year	Salary[2]	Bonus[3]	Stock Awards[4]	Option Awards[4,5]	Non-Equity Incentive Plan Compen- sation[6]	Non-Qualified Deferred Compen-sation Earnings[7]	All Other Compen- sation[8]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Anthony Ambrose Chief Executive Officer /	2012	$57,629	$25,000	$140,250	$154,615	$0	$0	$5,923	$360,917
President	2011	$0	$0	$0	$0	$0	$0	$0	$0

Frederick R. Hume (Former) Chief Executive Officer	2012	$304,904	$0	$0	$0	$0	$0	$422,124	$727,028
President	2011	$345,000	$0	$0	$130,365	$65,531	$0	$16,228	$557,124

Joel S. Hatlen Chief Financial Officer / Vice President / Secretary	2012	$203,500	$0	$0	$46,629	$0	$0	$10,397	$260,526
Treasurer	2011	$195,000	$0	$0	$65,183	$29,512	$0	$10,576	$300,271

Gordon B. Bluechel Vice President Operations &	2012	$163,000	$0	$0	$34,972	$0	$0	$8,600	$206,572
Administration	2011	$155,000	$0	$0	$52,146	$17,552	$0	$9,538	$234,236

(1)     Data I/O currently has three named executive officers.

(2)     Annual pay adjustments were made effective July 1, 2011 and July 1, 2012.

(3)     Signing bonus at hire in lieu of 2012 MICP Participation for Mr. Ambrose.

(4)     Amount represents the fair value of restricted stock or the fair value of stock options granted during the year.

(5)     All options granted to executive officers are granted in tandem with an equal number of SARs.  SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O.  See “Change in Control and Other Termination Arrangements.”

(6)     Amounts earned under the MICP variable compensation arrangement in place for the year.

(7)     Not applicable for Data I/O.

(8)     These amounts represent for Mr. Hume, Mr. Hatlen and Mr. Bluechel, Data I/O’s matching contributions to Data I/O’s 401(k) Plan, and the value of group term life insurance in excess of premiums paid by each of the executive officers.  For Mr. Hume it additionally includes payout of accumulated “paid-time-off” of $58,907 and payments under the separation agreement dated March 1, 2012 of $125,000 made in 2012 and $225,000 remaining to be paid in first quarter of 2013.  For Mr. Ambrose it includes temporary living and relocation expenses of $5,746 ($51,754 of an allowance for temporary living and relocation expenses remain available for 2013).

Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer-cisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Anthony
Ambrose	0	200,000		1.87	10/25/2018	75,000	$118,125	0	$0

Frederick
R. Hume (1)	35,000	0		3.69	5/17/2013		$0	0	$0
	40,000	0		5.98	5/19/2014
	43,750	0		3.07	5/14/2015
	31,250	0		4.30	5/11/2016
	15,625	0		6.02	5/17/2017

Joel S.
Hatlen	15,000	0		3.69	5/17/2013		$0	0	$0
	20,000	0		5.98	5/19/2014
	21,875	3,125		3.07	5/14/2015
	15,625	9,375		4.30	5/11/2016
	9,375	15,625		6.02	5/17/2017
	5,000	35,000		2.82	5/10/2018

Gordon B.
Bluechel	7,500	0		3.69	5/17/2013		$0	0	$0
	15,000	0		5.98	5/19/2014
	16,407	2,343		3.07	5/14/2015
	12,500	7,500		4.30	5/11/2016
	7,500	12,500		6.02	5/17/2017
	3,750	26,250		2.82	5/10/2018

(1)     All of Mr. Hume’s outstanding vested options could only be exercised within three months following his termination date of November 14, 2012.  None were exercised and all have been forfeited as of the date of this Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Data I/O’s Common Stock that may be issued upon the exercise of options and rights under all of Data I/O’s existing equity compensation plans as of December 31, 2012.

	(a) Number of securities to be issued upon the exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by the security holders (1) (2)	1,578,009	$4.44	782,982

Equity compensation plans not approved by the security holders (3)	275,000	1.87	-

Total	1,853,009	$4.05	782,982

(1)   Represents shares of Data I/O’s Common Stock issuable pursuant to our 2000 Plan, 1992 Employee Stock Purchase Plan, and Director Fee Plan (not currently in use).

(2)   Stock Appreciation Rights (“SAR”) Plan provides that directors, executive officers or holders of 10% or more of Data I/O’s Common Stock have a SAR with respect to each exercisable option.  While the plan has been approved by the security holders, no amounts are included in columns (a), (b) or (c) relating to the SAR.

(3)   Inducement grants to Anthony Ambrose consisting of 200,000 non-qualified stock options and 75,000 shares of restricted stock.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2013.  Grant Thornton LLP examined the consolidated financial statements of Data I/O for the year ended December 31, 2012.  Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

The Board recommends a vote “FOR” the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2013.

PROPOSAL 3: SAY ON PAY - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors requests that the shareholders approve, on an advisory basis, the compensation paid to Data I/O’s Named Executive Officers, as described in “Executive Compensation”, pursuant to the following Advisory Resolution:

“RESOLVED, that Data I/O’s shareholders approve, on an advisory basis, the compensation of Data I/O’s named executive officers, as disclosed in Data I/O’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2012 Summary Compensation Table and the other related tables and disclosure.”

Our executive compensation program contains elements of cash, incentive and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.  The “Executive Compensation” section of this proxy statement, describes in detail our executive compensation programs.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board.  The Board fosters a performance-oriented culture by linking a significant portion of each executive officer’s compensation to overall Company performance, as measured in 2013 by operating income as a percentage of revenue and achievement of key development projects and corporate cost and spending objectives, which the Company believes to be important metrics for Data I/O and its shareholders.  We believe that equity awards align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase long-term shareholder value.  Equity awards represent a key component, and are a significant portion, of our executive compensation.

The Board has designed Data I/O’s executive compensation program to attract, motivate, reward and retain our executive officers to achieve Data I/O’s corporate objectives and increase shareholder value.

The Say on Pay vote is advisory and not binding on Data I/O or the Board of Directors, however the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

The Board recommends a vote “FOR” the Advisory Resolution (Say on Pay) approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

PROPOSAL 4: SAY ON FREQUENCY - ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board of Directors requests that the shareholders vote, on an advisory basis, whether the frequency of future advisory votes on the compensation of our named executive officers shall occur “every year”, “every two years”, or “every three years”.  The Board recommends that the future advisory votes on the compensation of our named executive officers occur “every year”.

The Board believes that an annual executive compensation advisory vote will facilitate more direct shareholder input about executive compensation.  An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters.

The Board of Directors believes that holding the executive compensation advisory vote every year is in the best interests of the Company and its shareholders and recommends voting for a frequency of “EVERY YEAR”.

The Company will report the voting results in a current report on Form 8-K that will be filed after the Annual Shareholders Meeting.  In addition, the Company will disclose in a current report on Form 8-K within the time frame required by SEC rules the decision by the Company as to the frequency of shareholder advisory votes on executive compensation in light of the results of this shareholder advisory vote.

 OTHER BUSINESS

As of the date of this Proxy Statement, Data I/O is not aware of any other business to be acted upon at the Annual Meeting.  If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Data I/O’s Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by Data I/O at its principal offices on or before February 20, 2014 in the case of the 2014 annual meeting of shareholders, and in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.  Data I/O’s Bylaws also provide that advance notice of business to be brought before the 2014 Annual Meeting of Shareholders by a shareholder must be submitted in writing and delivered to or mailed and received by Data I/O on or before February 20, 2014.

Each notice of a nomination or proposal of business must contain, among other things:  (i) the name and address of the shareholder who intends to make the nomination or proposal;  (ii) a representation that the shareholder is a holder of record of stock of Data I/O entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal;  (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to the nominations, the consent of each nominee to serve as a director of Data I/O if elected.

A copy of the full text of the provisions of Data I/O’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of Data I/O upon written request.  The Bylaws may also be accessed online, as a Form 10K exhibit as referenced in our Annual Report on Form 10K.  SEC rules establish a deadline for submission of shareholder proposals that are not intended to be included in Data I/O’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”).  The Discretionary Vote Deadline for the 2014 Annual Meeting is February 20, 2014.  If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Data I/O’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2013 Annual Meeting.

Eligible shareholders who intend to have a proposal considered for inclusion in Data I/O’s proxy materials for presentation at the 2014 Annual Meeting must submit the proposal to Data I/O at its principal offices no later than December 12, 2013.  Shareholders who intend to present a proposal at the 2014 Annual Meeting without inclusion of such proposal in Data I/O’s proxy materials are required to provide notice of such proposal to Data I/O no later than February 20, 2014, as further directed above.

To qualify as an “eligible” shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of Data I/O’s outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Data I/O reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, but only after Data I/O has notified the shareholder(s) who have submitted the proposal of the problem and such shareholder(s) have failed to correct it.  This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such proposal prior to the deadlines discussed above.

STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate materials, we are taking advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested.  If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you by contacting Investor Relations by email at investorrelations@dataio.com, by phone at (425) 881-6444, by fax at (425) 881-2917 or by writing to Data I/O investor relations, attention Joel Hatlen, 6464 185th Avenue NE, Suite 101, Redmond WA 98052.  For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by contacting Investor Relations as noted above.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors.  Proxies may be solicited by officers, directors and regular supervisory and executive employees of Data I/O, none of whom will receive any additional compensation for their services.  In addition, Data I/O may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services.  Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger.  Data I/O will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.  All such costs of solicitation of proxies will be paid by Data I/O.

Copies of our annual report on Form 10-K for the year ended December 31, 2012 are being mailed with this Proxy Statement to each shareholder of record.  If you did not receive a copy of our annual report Form 10-K, you may obtain a copy (without exhibits) without charge by writing c/o Secretary, 6464 185th Avenue NE, Suite 101, Redmond, WA 98052 or by calling (425) 881-6444.  Copies of the exhibits to our annual report on Form 10-K are available for a nominal fee or may be viewed at http://www.dataio.com/company/investorrelations/annualmeeting.aspx or www.sec.gov in the EDGAR filing of our report.

                                                                                                                                By Order of the Board of Directors

                                                                                                                                /s/ Anthony Ambrose

                                                                                                                                Anthony Ambrose

                                                                                                                                President and Chief Executive Officer

Redmond, Washington

April 3, 2013

Data I/O Corporation

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2013.

Vote by Internet

- Go to **www.investorvote.com/DAIO**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and FOR "Every Year" on Proposal 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Kenneth B. Meyer	☐	☐
02 - Anthony Ambrose	☐	☐
03 - Brian T. Crowley	☐	☐
04 - Alan B. Howe	☐	☐
05 - Douglas W. Brown	☐	☐
06 - Mark J. Gallenberger	☐	☐

Proposal	For	Against	Abstain
2. Proposal to ratify the continued appointment of Grant Thornton LLP as the Company's independent auditors.	☐	☐	☐
3. Advisory vote (Say on Pay) approving the compensation of the Company's named executive officers.	☐	☐	☐

Proposal	Every Year	Every Two Years	Every Three Years	Abstain
4. Advisory vote (Say on Frequency) on the frequency of advisory votes on approving the compensation of the Company's named executive officers.	☐	☐	☐	☐

5. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS ON THE PROPOSALS.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 6 1 3 2 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01MAEC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2012 Annual Report to Shareholders are available at:
http://www.dataio.com/Company/InvestorRelations/AnnualMeeting.aspx

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Data I/O Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS DATA I/O CORPORATION

The undersigned hereby appoints Anthony Ambrose, and Joel S. Hatlen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Data I/O Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 21, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed on this proxy card.The Board of Directors recommends a vote FOR all nominees, FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors, FOR the advisory vote (Say on Pay) approving the compensation of the Company's named executive officers, and FOR "Every Year" on the advisory vote (Say on Frequency) for the frequency of advisory votes on approving the compensation of the Company's named executive officers. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors, FOR the advisory vote (Say on Pay) approving the compensation of the Company's named executive officers, and FOR "Every Year" on the advisory vote (Say on Frequency) on the frequency of advisory votes on approving the compensation of the Company's named executive officers, and will be voted on all other matters which may come before the meeting or any adjournment thereof.

(Continued and to be marked, dated and signed, on the other side)